Exhibit 4.3

COLLATERAL AGENCY AGREEMENT

THIS COLLATERAL AGENCY AGREEMENT (this “Agreement”) is entered into as of the 31st day of May, 2012, among DR. TATTOFF, INC., a corporation organized and existing under the laws of the State of Florida (the “Issuer”), EACH OF THE PERSONS OR ENTITIES CONSTITUTING “HOLDERS” (as hereinafter defined), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as collateral agent (the “Collateral Agent”) for the Holders (as hereinafter defined).

RECITALS

WHEREAS, the Issuer has issued, or will issue, up to $1,026,000.00 in aggregate principal amount of its secured convertible promissory notes (the “2Q 2012 Notes”) pursuant to its Confidential Private Placement Memorandum dated April 27, 2012; and

WHEREAS, as a condition to the purchase of the 2Q 2012 Notes by the initial Holders, the Issuer is required to grant a security interest (the “Security Interest”) in and to all of the issued and outstanding equity interests now or hereafter owned by the Issuer in DRTHC I, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Issuer (the “Company”), to secure the payment of the indebtedness evidenced by the 2Q 2012 Notes; and

WHEREAS, the Holders desire to appoint U.S. Bank National Association to serve as collateral agent for the benefit of the Holders, in connection with the grant of the Security Interest; and

WHEREAS, U.S. Bank National Association is willing to serve as collateral agent hereunder on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, it is a condition to the issuance of the 2Q 2012 Notes that the Issuer, the initial Holders and the Collateral Agent enter into this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties to this Agreement hereby agree as follows, effective as of the date hereof:

ARTICLE I.

DEFINITIONS AND RELATED MATTERS

Section 1.01. Definitions.  In addition to capitalized terms defined elsewhere in this Agreement, the capitalized terms defined in this Section 1.01 shall have the following meanings, with references to the singular to include the plural and vice versa, and capitalized terms used, but not defined in this Agreement, shall have the meanings ascribed to such capitalized terms in the Pledge Agreement: “Act” has the meaning ascribed to such term in Section 6.02.

“Agreement” means this Collateral Agency Agreement by and among the Issuer, the Holders and the Collateral Agent, as the same may from time to time be amended, modified, supplemented or restated, together with any exhibits, schedules or addenda hereto.

“Agreement Date” means the date indicated on the cover page hereof.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or any other day on which commercial banks located in New York, New York are authorized or obligated by law or executive order to be closed.

“Collateral Funds” mean any and all cash proceeds of the Pledged Collateral from time to time held by the Collateral Agent pursuant to this Agreement or the Pledge Agreement.

“Default Notice” means a written notice delivered by the Directing Holders to the Collateral Agent and the Issuer, stating that an Event of Default has occurred and is continuing hereunder and describing such Event of Default with reasonable specificity.

“Default Period” means a period commencing on the date of delivery or receipt by the Collateral Agent of a Default Notice and ending on the date such notice is withdrawn or waived in writing by the Directing Holders.

“Directing Holders” means, as of any date of determination, the Holders of at least seventy-five percent (75%) of the aggregate outstanding principal balance of the 2Q 2012 Notes.

“Event of Default” means any “Event of Default,” as such term is defined in the 2Q 2012 Notes.

“Joinder” means a Joinder and Consent in substantially the form attached hereto as Exhibit B and made a part hereof.

“Parties” means the Issuer, the Collateral Agent and the Holders, as parties to this Agreement, whether or not signatories hereto.

“Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Pledge Agreement” means the Pledge and Security Agreement dated as of the Agreement Date, from the Issuer in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Holders, pursuant to which the Security Interest has been granted.

“Requisite Holders” means, as of any date of determination, the Holders of at least fifty percent (50%) of the aggregate outstanding principal balance of the 2Q 2012 Notes.

“Subsequent Holder” has the meaning ascribed to such term in Section 2.01(b).

Section 1.02.  UCC Terms.  All terms defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York on the date hereof are used herein as so defined, unless the context requires a different meaning.

Section 1.03.  Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” All references herein to any particular time shall be deemed to refer to Eastern time.

ARTICLE II.

APPOINTMENT AND RESPONSIBILITIES OF COLLATERAL AGENT

Section 2.01.  Appointment of Collateral Agent. (a)           The Holders hereby designate and appoint U.S. Bank National Association as the collateral agent hereunder, and U.S. Bank National Association hereby accepts its duties and obligations hereunder.  The Issuer hereby consents to such appointment.  The Collateral Agent is authorized and directed by the Holders to execute and deliver the Pledge Agreement and to perform its obligations thereunder.  Notwithstanding anything to the contrary contained herein, the Collateral Agent is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of the Pledge Agreement or any instrument deposited with it thereunder or with respect to the term or execution of the same; or the identity, authority, or rights of any Person executing or depositing the same; or the identity, authority, or rights of the Holders or the Issuer.

(b)           Each Person becoming a Holder after the Agreement Date (each, a “Subsequent Holder”), by its acceptance of a 2Q 2012 Note, shall be deemed to have joined in, and agreed to be bound by the terms and provisions of, this Agreement.  As further assurances thereof, the Issuer agrees to use commercially reasonable efforts to cause each Subsequent Holder to execute and deliver a Joinder to the Collateral Agent and the Issuer, to be attached to this Agreement.  No failure of a Subsequent Holder to do so, however, shall diminish or impair the effectiveness of the first sentence of this paragraph with respect to such Subsequent Holder.

ARTICLE III.

ADMINISTRATION OF COLLATERAL

Section 3.01.  Representations and Warranties of the Collateral Agent.  The Collateral Agent hereby makes, and each successor Collateral Agent by acceptance of its appointment hereunder shall make, the following representations and warranties to the Issuer and the Holders:

(a)           The Collateral Agent is duly organized, validly existing and in good standing under the applicable laws of its jurisdiction of organization or incorporation and has, in all material respects, full power and authority to conduct its business as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement and the Pledge Agreement.

(b)           The Collateral Agent’s execution, delivery and performance of this Agreement and the other agreements and instruments executed or to be executed by the Collateral Agent as contemplated hereby have been duly authorized by all necessary action on the part of the Collateral Agent.

(c)           This Agreement constitutes a legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, receivership, insolvency, moratorium or other similar laws now and hereafter in effect affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity in a proceeding pertaining to the Collateral Agent (whether considered in a suit at law or in equity).

(d)           The Collateral Agent has been provided with a copy of the form of the 2Q 2012 Notes and the Pledge Agreement.

Section 3.02.  Covenants of the Collateral Agent.  The Collateral Agent hereby covenants that:

(a)           The Collateral Agent will not release any of the Pledged Collateral except in accordance with the provisions of this Agreement.  The Collateral Agent will not exercise any discretionary rights with respect to any Collateral Documents except as directed in writing by the Directing Holders or as ordered by a court of competent jurisdiction or other governmental authority.

(b)           Except as specifically provided herein, the Collateral Agent shall at all times maintain exclusive possession of all Possessory Collateral, if any, delivered to it from time to time pursuant to the terms of the Pledge Agreement.  The Collateral Agent shall maintain and preserve the Possessory Collateral for and on behalf of the Holders and the Issuer.

ARTICLE IV.

REMEDIES UPON AN EVENT OF DEFAULT

Section 4.01.   Obligations of Collateral Agent.  Upon the occurrence and during the continuation of an Event of Default, but only with the consent (or at the direction) of the Directing Holders and except during a Blockage Period, the Collateral Agent may exercise any or all of the remedies under the Pledge Agreement, or otherwise available to it at law of in equity, subject to the subordination provisions contained in the 2Q 2012 Notes.  In the event that the Directing Holders fail to direct the Collateral Agent to exercise any rights, powers and privileges referred to in this Section, then the Collateral Agent shall not take any such action.

Section 4.02.  Non-Waiver of Rights and Remedies.  Neither the Collateral Agent nor any of the Holders shall, by any act, delay, omission or otherwise, be deemed to have waived any of their respective rights or remedies hereunder, unless such waiver is in writing and signed by it and then only to the extent therein set forth.  A waiver by the Collateral Agent and the Requisite Holders (or the Directing Holders, as applicable) of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which the Collateral Agent or the Holders would otherwise have on any other occasion.

ARTICLE V.

THE COLLATERAL AGENT

Section 5.01.  Resignation of Collateral Agent.

(a)           The Collateral Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Issuer and the Holders specifying a date when such resignation shall take effect.  The Collateral Agent may be removed at any time with or without cause by an instrument in writing duly executed by or on behalf of the Directing Holders.  Notwithstanding anything to the contrary contained herein, no such resignation or removal shall be effective until a successor Collateral Agent shall have been appointed and accepted such appointment in writing, and the other conditions hereof have been satisfied and until all actions necessary to continue the perfection and priority of the security interests in the Pledged Collateral without lapse for the benefit of the successor Collateral Agent and the Holders have been taken. Upon any such notice of resignation or removal, the Requisite Holders jointly shall appoint a successor Collateral Agent hereunder prior to the effective date of such resignation or removal; provided, however, that the Issuer shall have the right to consent to any such appointment by the Holders so long as no Event of Default then exists (which consent by the Issuer shall not be unreasonably withheld, conditioned or delayed).

(b)           Upon the making and acceptance of such appointment and the execution and delivery by such successor Collateral Agent of a ratifying instrument pursuant to which such successor Collateral Agent assumes the duties and obligations imposed on the Collateral Agent by the terms of this Agreement, such successor Collateral Agent shall thereupon succeed to and become vested with all of the estate, rights, powers, remedies, privileges, immunities, indemnities, duties and obligations hereby granted to or conferred or imposed upon the Collateral Agent named herein, and one such appointment and designation shall not exhaust the right to appoint and designate further successor Collateral Agents hereunder.  The retiring Collateral Agent shall transmit all records pertaining to the Pledged Collateral, shall deliver all Possessory Collateral previously delivered to it and shall pay all Collateral Funds, if any, to the successor Collateral Agent, after making copies of such records and Possessory Collateral as the retiring Collateral Agent deems advisable and after deduction and payment to the retiring Collateral Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Collateral Agent in connection with the performance of its duties and the exercise of its rights hereunder.  After any retiring Collateral Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

(c)           Any corporation or association into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Collateral Agent’s corporate trust line of business may be transferred, shall be the Collateral Agent under this Agreement without further act.  If no successor Collateral Agent shall be appointed, as aforesaid, or if appointed shall not have accepted its appointment, within sixty (60) days after resignation or removal of the retiring Collateral Agent, then the Collateral Agent or the Holders may apply to any court of competent jurisdiction for the appointment of a successor Collateral Agent, which appointment shall be binding upon the Issuer, the Banks and the Holders.

Section 5.02.  Liability of Collateral Agent.

(a)           The Collateral Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied.  The Collateral Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement and the Pledge Agreement.  The Collateral Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Collateral Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Issuer or the Holders.  The Collateral Agent’s sole responsibility shall be for the safekeeping and disbursement of any Possessory Collateral and Collateral Funds, and performing its obligations under the Pledge Agreement, in accordance with the terms of this Agreement and the Pledge Agreement.  The Collateral Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  The Collateral Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Collateral Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same.  In no event shall the Collateral Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  Absent written direction to do so from the Directing Holders and indemnification from the Holders satisfactory to it, the Collateral Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Collateral Funds, any account in which Collateral Funds are deposited, this Agreement or the Pledge Agreement, or to appear in, prosecute or defend any such legal action or proceeding.  The Collateral Agent shall not be responsible or liable in any manner for the performance by any other party of their respective obligations under the Pledge Agreement nor shall the Collateral Agent be responsible or liable in any manner for the failure of any other party to honor any of the provisions of this Agreement.  The Collateral Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel.  The Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

(b)           The Collateral Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Pledged Collateral and any Collateral Funds, without determination by the Collateral Agent of such court’s jurisdiction in the matter.  If any portion of the Pledged Collateral or the Collateral Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Collateral Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Collateral Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c)           The Collateral Agent shall in all cases be fully protected in acting or in refraining from acting if such action or refraining from action is in accordance with the written instructions of the Directing Holders.

(d)           The Collateral Agent shall not be obligated to file, perfect or record any document or to maintain perfected or recorded any document relating to the Pledged Collateral other than at the direction of the Directing Holders or as expressly authorized in the Pledge Agreement.

Section 5.03.  Indemnification of Collateral Agent.  From and at all times after the Agreement Date, the Issuer shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Collateral Agent and each director, officer, employee, agent and affiliate of the Collateral Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the Agreement Date, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, including without limitation the Issuer or the Holders, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or wilful misconduct of such Indemnified Party.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Issuer be responsible for paying or indemnifying with respect to the fees and disbursements of more than one law firm to represent the Indemnified Parties in connection with any particular claim, action, proceeding, inquiry or investigation covered by this indemnity.  Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, but the fees and expenses of such separate counsel shall be solely the responsibility of such Indemnified Party.  The respective obligations of the Issuer and the Holders under this Section 5.03 shall survive any termination of this Agreement and the resignation or removal of the Collateral Agent.  The parties agree that neither the payment by the Issuer or the Holders of any claim by the Collateral Agent for indemnification hereunder nor the disbursement of any amounts to the Collateral Agent from the Collateral Funds in respect of a claim by the Collateral Agent for indemnification shall impair, limit, modify, or affect, as between Issuer and Holders, the respective rights and obligations of Issuer, on the one hand, and Holders, on the other hand, hereunder.

Section 5.04.  Compensation to Collateral Agent.

(a)           Fees and Expenses.  The Issuer shall compensate the Collateral Agent for its services hereunder in accordance with Exhibit A attached hereto and, in addition, shall reimburse the Collateral Agent for all of its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, necessary travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like.  The additional provisions and information set forth on Exhibit A are hereby incorporated by this reference, and form a part of this Agreement.  All of the compensation and reimbursement obligations set forth in this Section 5.04(a) shall be payable by the Issuer upon demand by the Collateral Agent.  The obligations of the Issuer under this Section 5.04(a) shall survive any termination of this Agreement and the resignation or removal of the Collateral Agent.

(b)           Disbursements from Collateral Funds to Pay Collateral Agent.  The Collateral Agent is authorized to, and may, disburse to itself from the Collateral Funds, if any, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which the Collateral Agent is entitled to seek indemnification pursuant to Section 5.03 hereof), if the Issuer shall not have paid such compensation and expenses to the Collateral Agent within sixty (60) days after written demand therefor.  The Collateral Agent shall notify the Issuer and the Holders of any disbursement from the Collateral Funds to itself in respect of any compensation or reimbursement hereunder and shall furnish to the Issuer and the Holders copies of all related invoices and other statements.  Payment of such compensation and expenses from the Collateral Funds shall not satisfy the Issuer’s obligations to reimburse the Collateral Agent for such amounts, and any amounts so paid by the Issuer after the Collateral Agent has withdrawn Collateral Funds for such purpose shall be deposited by the Collateral Agent forthwith to replenish the Collateral Funds.

(c)           Security and Offset.  The Holders and the Issuer hereby grant to the Collateral Agent, on behalf of itself and the other Indemnified Parties, a security interest in and lien upon the Collateral Funds to secure all obligations hereunder, and the Collateral Agent shall have the right to offset the amount of any compensation or reimbursement due to the Collateral Agent or any of the other Indemnified Parties (including any claim for indemnification pursuant to Section 5.03 hereof) against the Collateral Funds if the Issuer shall not have paid such compensation and expenses to the Collateral Agent within sixty (60) days after written demand therefor.  If for any reason the Collateral Funds available to the Collateral Agent and the Indemnified Parties pursuant to such security interest or right of offset are insufficient to cover such compensation and reimbursement, the Issuer shall promptly pay such amounts to the Collateral Agent and the Indemnified Parties upon receipt of an itemized invoice.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties.  The Issuer and each of the Holders respectively make the following representations and warranties to the other Parties:

(a)          If an entity or organization, it is duly organized, validly existing, and in good standing under the laws of the state of its incorporation, formation or organization, and has full corporate or other entity power and authority to execute and deliver this Collateral Agreement and to perform its obligations hereunder.

(b)          If the representing Party is an entity or organization, this Collateral Agreement has been duly approved by all necessary action, including any necessary shareholder, partner or membership approval, has been executed by its duly authorized officers.

(c)          This Collateral Agreement constitutes the valid and binding agreement of such Party and is enforceable against such Party in accordance with its terms.

(d)          The execution, delivery, and performance of this Collateral Agreement does not and will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject.

Section 6.02 IMPORTANT INFORMATION FOR OPENING AN ACCOUNT. The Issuer and the Holders acknowledge that the Collateral Agent reserves the right to request, in connection with the establishment of any deposit account to hold Collateral Funds (if any), certain identifying information in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and the Issuer and each of the Holders agrees to provide any such information requested by the Collateral Agent from time to time in connection with the Act or any similar legislation or regulation to which Collateral Agent is subject, in a timely manner.

ARTICLE VII.

AMENDMENTS, MODIFICATIONS, WAIVERS AND CONSENTS

Section 7.01.  Required Consents.  Without the prior written consent of the Requisite Holders (or the Directing Holders, in connection with any action expressly requiring the consent of the Directing Holders), the Collateral Agent shall not: exercise any discretionary right, power, remedy or privilege under, consent to any departure by the Issuer from the terms of, or amend or modify any provision of this Agreement or the Pledge Agreement; or take any action to compel performance or observance by the Issuer of its obligations hereunder or thereunder, or to recover damages for the breach of such obligations.

Section 7.02.  Changes in Collateral Agents Duties. Anything herein to the contrary notwithstanding, no amendment or modification of any provision of this Agreement or the Pledge Agreement which would increase the duties, obligations or qualifications of the Collateral Agent hereunder, or increase the standard of care or performance required on the part of the Collateral Agent hereunder, or reduce the indemnities or immunities to which the Collateral Agent is entitled hereunder, shall be effective unless agreed to in writing by the Collateral Agent.

Section 7.03.  Execution of Amendments, Etc.  This Agreement may be amended or modified by the Company and the Collateral Agent without the consent of the Holders, in order to cure any defect, ambiguity or inconsistency or to effect any other change which would not, in the reasonable opinion of the Company, adversely affect any of the Holders.  Except as provided in the immediately preceding sentence, no amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor any consent to any departure by the Issuer from any provision of this Agreement, shall be effective unless the same shall be in writing and signed on behalf of the Requisite Holders (or if the consent of the Directing Holders is expressly required with respect to such matter elsewhere in this Agreement, in the Pledge Agreement or in the 2Q 2012 Notes, then the Directing Holders). Any waiver of any provision of this Agreement, and any consent to any departure by the Issuer from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand upon the Issuer in any instance hereunder shall entitle the Issuer to any other or further notice or demand in similar or other circumstances if not required by the specific terms hereof. Promptly following any amendment, modification, supplement or waiver made of or to this Agreement, the Collateral Agent shall furnish the Holders with a conformed copy thereof.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01.  No Waiver; Cumulative Remedies.  No failure on the part of the Holders to exercise, and no delay on the part of the Collateral Agent or the Holders in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Collateral Agent or the Holders preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies that may be available to the Collateral Agent or the Holders, whether at law, in equity or otherwise.

Section 8.02.  Notices; Etc.  All notices, requests, demands, waivers or other communications (each, a “Notice”) under this Agreement shall be in writing and sent either (a) by registered or certified U.S. Mail, return receipt requested, (b) by nationally recognized overnight courier, or (c) by personal delivery, in each case with all postage or courier charges prepaid, and shall be sent to the intended recipient at the applicable address specified below (or, in each case, at such other subsequent address for such party as is designated in written Notice given to the other party in the manner provided herein):

If to the Issuer:	Dr. Tattoff, Inc.
8500 Wilshire Boulevard, Suite 105
Beverly Hills, California  90211
Attention:  Chief Executive Officer

With a copy to:	Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 W. Peachtree Street, NW
Atlanta, Georgia  30309-3488
Attention:  Terrence A. Childers

If to the Holders:	To them at their respective addresses set forth on their signature page attached hereto or to the Joinder executed by such Holder.

If to the Collateral
Agent:	U.S. Bank National Association, as Collateral Agent
Two Midtown Plaza, Suite 1050
1349 West Peachtree Street NW
Atlanta, Georgia  30309
Attention:  Corporate Trust Administration

Each Notice given in the manner prescribed above shall be deemed to have been given (i) in the case of a Notice given in the manner provided in clause (a) of this Section 8.02, on the date of receipt indicated on the return receipt therefor, (ii) in the case of a Notice given in the manner provided in clause (b) of this Section 8.02, on the next Business Day, and (iii) in the case of a Notice given in the manner provided in clause (c) of this Section 8.02, on the date of actual receipt.  Any attempt by a Party to reject delivery of a Notice given in the manner provided herein shall be deemed to constitute receipt.  Notwithstanding anything to the contrary contained herein, neither the Issuer nor the Collateral Agent shall be required to send to any Subsequent Holder any Notices required by this Agreement unless such Subsequent Holder shall have provided its notice address to the Collateral Agent and/or the Issuer (as applicable), in writing.

Section 8.03 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICT OR CHOICE OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE N.Y. GENERAL OBLIGATIONS LAW.

Section 8.04 Consent to Jurisdiction and Venue.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE.  EACH OF THE ISSUER, THE HOLDERS AND THE COLLATERAL AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE ISSUER, THE HOLDERS AND THE COLLATERAL AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO.

Section 8.05.  Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective, permitted successors and assigns.

Section 8.06.  Termination.  This Agreement shall terminate when the Pledge Agreement terminates as therein provided, at which time the Collateral Agent shall reassign and deliver to the Issuer all Possessory Collateral and pay all surplus Collateral Funds then in the custody or possession of the Collateral Agent in accordance with the written instructions of the Issuer.

Section 8.07.  Entire Agreement.  This Agreement, together with all documents referred to herein, constitutes the entire Agreement among the Issuer, the Collateral Agent and the Holders with respect to the matters addressed herein.

Section 8.08.  Severability.  If any provision or part thereof shall for any reason be held or adjudged to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision or part thereof so adjudicated invalid, illegal or unenforceable shall be deemed separate, distinct and independent, and the remainder of this Agreement shall remain in full force and effect and shall not be affected by such holding or adjudication.

Section 8.09.  Headings.  The section, subsection and other headings appearing in this Agreement are for convenience of reference only and shall not be used to limit, construe or affect the construction of any provision hereof.

Section 8.10.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

Section 8.11  Dealings.  The Collateral Agent and any stockholder, director, officer or employee of the Collateral Agent may buy, sell, and deal in any of the securities of the Issuer or any Holder and become financially interested in any transaction in which the Issuer or any Holder may be interested, and contract and lend money to the Issuer or any Holder and otherwise act as fully and freely as though it were not the Collateral Agent under this Agreement.  Nothing herein shall preclude the Collateral Agent from acting in any other capacity for the Issuer or any Holder or for any other entity.

Section 8.12  Effectiveness.  This Agreement shall become effective as of the date hereof.

Section 8.13.  Conflict.  To the extent that the provisions of this Agreement shall conflict with any provision of the Pledge Agreement, the provisions of the Pledge Agreement shall control.

IN WITNESS WHEREOF, the Issuer, the initial Holders and the Collateral Agent have executed this Agreement or, as applicable, have caused it to be executed by their duly authorized officers or representatives, all as of the day and year first above written.

ISSUER:

DR. TATTOFF, INC.

By:	/s/John Keefe
John Keefe
Chief Executive Officer

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION

By	: /s/J David Dever
Name: J David Dever
Title: Vice President

HOLDERS:

Name:

Address for Notices:

EXHIBIT A

COLLATERAL AGENT FEE SCHEDULE

Description	Amount	Due
Initial Fee to Collateral Agent	$500.00	Upon Execution of Collateral Agency Agreement
Annual Fee to Collateral Agent	$500.00	Annually in advance

EXHIBIT B

FORM OF
JOINDER AND CONSENT

FOR AND IN CONSIDERATION of the mutual covenants and agreements of the Parties to that certain Collateral Agency Agreement dated as of May 31, 2012 (as the same may have been amended, supplemented, restated or replaced, the “Collateral Agency Agreement”) by and among Dr. Tattoff, Inc., a Florida corporation (the “Issuer”), the Holders signatory or otherwise party thereto and U.S. Bank National Association, as collateral agent thereunder (in such capacity, the “Collateral Agent”), and the direct and indirect benefits to be received by the undersigned Holder thereunder, the undersigned Holder hereby represents and warrants to, and agrees with, the Issuer, the Collateral Agent and the other Holders as follows:

1.           The undersigned Holder is the owner and Holder of a 2Q 2012 Note and hereby makes (with respect to itself only) each of the representations and warranties contained in Section 6.01 of the Collateral Agency Agreement, which representations and warranties are true and correct with respect to the undersigned Holder as of the date hereof.

2.           The undersigned Holder hereby consents to and joins in the Collateral Agency Agreement and agrees to be bound by the terms and provisions thereof.  Without limiting the generality of the foregoing, the undersigned Holder hereby designates and appoints U.S. Bank National Association to serve as Collateral Agent on the terms and conditions set forth in the Collateral Agent.

3.           The undersigned Holder acknowledges and agrees that it has received a copy of the Collateral Agency Agreement and has reviewed the same (or been given the opportunity to do so) before executing and delivering this Joinder and Consent.

4.           This Joinder and Consent may be attached to, and (whether or not so attached) shall constitute part of, the Collateral Agency Agreement.  No failure to attach this Joinder and Consent to the Collateral Agency Agreement shall diminish or impair the effectiveness hereof against the undersigned Holder.

IN WITNESS WHEREOF, the undersigned Holder has executed this Joinder and Consent, or caused the same to be executed by its duly authorized officer(s) or representative(s), as of the _____ day of _______________, 2012.